OMC(R)                                          NEWS RELEASE
        Outboard Marine Corporation
        100 Sea Horse Dr.
        Waukegan, IL  60085


Contact:
Gary Beckett

Director, Corporate Communications and Public Relations
(847) 689-7019;gbeckett@omc.com

October 11, 2000
                                                           FOR IMMEDIATE RELEASE

                  OMC RECEIVES $45 MILLION IN INVESTOR SUPPORT

         Waukegan, Illinois - Outboard Marine Corporation has completed an amendment to the credit agreement with its senior lenders, which provides additional liquidity to the company to fund ongoing operations.

         Under the amendment, an additional $45 million in liquidity was provided by OMC's principal investor, an investment affiliate of Soros Fund Management. Also as part of the amendment, certain financial covenants were eliminated from the agreement through December 2000. With this arrangement, Soros Fund Management and Greenway Partners together have provided $165 million in support of the Company in fiscal 2000.

        The Company also announced that it had been informed by an investment affiliate of Soros Fund Management and its other investors that from time to time they may consider purchasing the Company's outstanding publicly traded 10-3/4 percent Senior Notes and its 9-1/8 percent sinking fund debentures through market purchases and/or privately negotiated transactions if the price of such securities is deemed to be advantageous.

        Outboard Marine Corporation is a leading manufacturer and marketer of internationally-known boat brands, including Chris-Craft(R), Four Winns(R), Seaswirl(R), Javelin(R), Stratos(R), Lowe(R), Hydra-Sports(R), and Princecraft(R); marine accessories and marine engines, under the brand names of Johnson(R)and Evinrude(R); and Ficht Ram Injection(R) - the world's premier low-emission two-stroke outboard engine technology.

        Visit our web site at: www.omc.com.
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